Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Petros Pharmaceuticals, Inc. on Form S-1 filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated April 1, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Petros Pharmaceuticals, Inc. as of and for the year ended December 31, 2023, which report appears in Amendment No. 3 to the Registration Statement on Form S-1, as filed (File No. 333-284495) and related Prospectus of Petros Pharmaceuticals, Inc.

/s/ Marcum llp

Marcum llp

Morristown, New Jersey

February 14, 2025